UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



       Date of Report (date of earliest event reported): December 18, 2002


                           Commission File No. 0-11178
                                               -------


                           UTAH MEDICAL PRODUCTS, INC.
                           ---------------------------
             (Exact name of Registrant as specified in its charter)


                      UTAH                                      87-0342734
         -------------------------------                   ------------------
         (State or other jurisdiction of                   (I.R.S. Employer
         incorporation or organization)                    Identification No.)


                               7043 South 300 West
                               Midvale, Utah 84047
                              ---------------------
                     Address of principal executive offices


Registrant's telephone number:              (801) 566-1200
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                              ITEM 5. OTHER EVENTS

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       On December 18, 2002 the Company announced, by press release, the following:

Salt Lake City, Utah - Because of lack of independent investment research coverage, Utah Medical Products, Inc. (Nasdaq:UTMD) projects its best estimate of earnings per share (eps) for the nearly completed calendar year 2002 which includes an estimate for current fourth quarter (4Q) results, and year 2003 looking forward. The projections indicate UTMD's fifth and sixth consecutive years of achieving cumulative average annual growth in eps exceeding 20% per year. 1997 eps were $.509.


Calendar Year:                      1998          1999         2000          2001          2002            2003
                                   Actual        Actual       Actual        Actual        Projected       Projected
                                   ------        ------       ------        ------        ---------       ---------
Diluted EPS:                       $ .587        $ .760       $ .899        $1.139        $1.35           $1.55
EPS growth over prior year:        +15.4%         +29.4%       +18.3%        +26.7%       +19%            +15%


If UTMD achieves its estimate for 4Q 2002, it will substantially exceed its calendar year 2002 profit and eps projections made in a similar press release a year ago. In December 2001, UTMD projected 12% net profit increase, yielding $1.26 eps in 2002. The better result in 2002 has occurred because UTMD has benefited from improved gross profit margins, lower than expected operating expenses, higher net non-operating income because of lower interest rates and faster than expected debt reduction, and a lower income tax rate, combining to result in a projected 13% increase in operating profits, 21% increase in net income and 19% increase in eps with total sales 2% higher than 2001.

UTMD's 2003 projections assume a continued competitive market environment with about a 5% increase in sales activity for the year as a whole, representing the best top line increase for UTMD since 1999. In addition to continued operating improvements expected to increase profit margins, UTMD's 2003 eps will benefit from the recent tender offer in which the Company repurchased 10% of its outstanding shares. However, the interest on the debt associated with financing the tender offer will be a drag on 2003 eps. UTMD believes it will eliminate the debt associated with the tender offer, currently at a balance of $5.4 million, before the end of 2003. In order to achieve the 15% increase in projected 2003 eps, UTMD may need to complete an accretive acquisition, successfully launch new products currently in development or continue to repurchase additional shares in the open market. In past years, UTMD has been able to achieve all three of those possibilities, and is optimistic about its ability to accomplish one or more of them again in 2003.

"The Company and its employees are gratified with the recognition of UTMD's value during a difficult time for the stock market. If its share price remains at today's $17.80 value on December 31, UTMD's return to its shareholders, in the form of appreciated stock value, has been +38% per


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year for the last three calendar years. During the same three year period, the
Dow Jones Industrials Index has declined 8% per year, the S&P 500 Index has declined 14% per year, and the NASDAQ Index has declined 29% per year," states CEO Kevin Cornwell. "Still, UTMD's stock is currently being traded at a substantial discount to average market valuation multiples for the medical device industry. Not included in our 2003 eps projection is UTMD's prospective income from receipt of damages adjudicated against Tyco International for literal infringement of one of UTMD's patents, since the judgment is under appeal. However, we do expect the appeal to be concluded before the end of 2003. Since Tyco produced a $28 million bond at the order of the U.S. Federal District Court, the receipt of damages, if the judgment is upheld, is not subject to any risk of Tyco illiquidity at this point."

Investors are cautioned that this press release contains forward looking statements and that actual results may differ from those projected. Risks factors that could cause results to differ materially from those projected include market acceptance of new and/or competitive products, timing of regulatory approval of new products, UTMD's ability to efficiently manufacture, market, and sell its products, among other factors that have been outlined in UTMD's public disclosure filings with the SEC. The 10-K for year 2002 will be filed with the SEC by March 31, 2003 and will be available for direct access on the Internet for shareholders by linking through UTMD's website www.utahmed.com. The 2002 Annual Report to shareholders will be mailed about April 1, 2003.

Utah Medical Products, Inc., with particular interest in healthcare for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers.


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                                   SIGNATURES

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   Pursuant to the requirements of the Securities Exchanges Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                 UTAH MEDICAL PRODUCTS, INC.
                                 REGISTRANT





Date:     12/18/02          By:  \s\ Kevin L. Cornwell
      -----------------          ------------------------------------------
                                 Kevin L. Cornwell
                                 CEO